Exhibit 99.1

NEWS

Omega Protein Announces No Material Property Damage from Hurricane Isaac and Partial 2012 Fish Catch and Yield Data

HOUSTON, August 30, 2012 – Omega Protein Corporation (NYSE symbol: OME), a nutritional ingredient company and the nation’s leading vertically integrated producer of omega-3 fish oil and specialty fish meal products, today announced, based on preliminary reports from its facilities in Louisiana and Mississippi, that it has suffered no material property damages from Hurricane Isaac.  The Company suffered only some immaterial impact that is not expected to affect its overall operations, although the review is ongoing.

The Company also today announced an update on its fishing efforts as of the close of business on August 26, 2012, the end of the 19th week of the Company’s 2012 fishing season.

As of August 26, 2012, the Company’s total fish catch was approximately 427,800 short tons, a 0.1% decrease compared to the corresponding 19 week period in the 2011 season, and a 21.4% increase compared to the Company’s 5 year average through week 19.

Omega Protein’s fish oil yields were lower by 24.7% compared to those in the comparable 19 week period in the 2011 fishing season and were lower by 44.7% compared to the Company’s 5 year oil yield average through week 19.  Total yields decreased 5.9% compared to the first 19 weeks of the 2011 fishing season, and decreased 11.6% compared to the Company’s 5 year average through week 19 with the decreases due primarily to the lower fish oil yields.

The Company expects its fish catch for week 20 (August 27 through September 2) to be significantly lower than normal due to the impact of Hurricane Isaac.

The season-to-date production information is based on data for only a portion of a full fishing season.  The Company cautions that, because of the month to month volatility of fish catch and oil yields, as well as the potential for operational disruptions due to weather or other events, partial year catch and yield numbers are not necessarily indicative of results that may be achieved for a full year and such full year results could potentially be materially different.

The Company does not routinely announce fish catch or oil yield statistics other than in its quarterly financial reports.  The Company does not currently intend to update this information or make further announcements regarding fish catch or yields, although it could elect to do so in the future if circumstances dictate.

About Omega Protein

Omega Protein Corporation is a nutritional ingredient company that serves the human and animal nutrition markets. Omega Protein is the nation's leading vertically integrated producer of omega-3 fish oil and specialty fish meal products, which are made from menhaden, an Omega-3 rich fish which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.  The Company also sells a variety of non-marine ingredients to the dietary supplement industry.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projects, predictions and estimates. Some statements in this press release may be forward-looking and use words like "may," "may not,", “could”, "believes," "do not believe," "expects," "do not expect," "anticipates," "do not anticipate," "see," "do not see," or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the reports on damages from the Company’s facilities being incorrect due to human error or inability to review completely all aspects of plant operations or other factors outside the Company’s control; (2) the Company's ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (3) the impact of laws and regulations that may be enacted that may restrict the Company's operations or the sale of the Company's products; (4) the impact of worldwide supply and demand relationships on prices for the Company's products; (5) the Company's expectations regarding demand and pricing for its products proving to be incorrect; (6) fluctuations in the Company's quarterly operating results due to the seasonality of the Company's business and its deferral of inventory sales based on worldwide prices for competing products; (7) the long-term effect of the Deepwater Horizon oil spill on the Company's business, operations and fish catch; (8) the business, operations, potential or prospects for the Company's subsidiaries, Cyvex Nutrition, Inc. and InCon Processing, LLC, the dietary supplement market or the human health and wellness segment generally; and (9) the cost of compliance with existing and future government regulations, and (10) the Company’s expectations about production and yields. Other factors are described in further detail in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.

CONTACT:
            Investor Relations, (713) 623-0060 OR hq@omegahouston